Exhibit 99.1

INTUITIVE SURGICAL PRICES 5,000,000 SHARES OF COMMON STOCK

Sunnyvale, California, October 31, 2003 – Intuitive Surgical, Inc. (Nasdaq: ISRG) today announced that it has priced a public offering of 5,000,000 shares of its common stock at a purchase price of $14.50 per share. All of the shares were offered by Intuitive Surgical, Inc. In addition, the Company has granted the underwriters an option to purchase an additional 750,000 shares of common stock to cover over-allotments, if any.

Bear, Stearns & Co. Inc. is lead manager for the offering. Deutsche Bank Securities Inc. and U.S. Bancorp Piper Jaffray Inc. are co-managers. The offering is expected to close on November 5, 2003. Information about this offering is available in the prospectus supplement filed with the Securities and Exchange Commission.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including the following: timing and success of product development and market acceptance of developed products; regulatory approvals, clearances and restrictions; guidelines and recommendations in the health care and patient communities; intellectual property positions and litigation; competition in the medical device industry and in the specific markets of surgery in which Intuitive Surgical operates; our ability to integrate the operations of Computer Motion with our operations, including the respective research and development operations, personnel, product lines and technology, and the rate at which the operations of the two companies are integrated; our ability to achieve anticipated synergies and cost savings of our acquisition of Computer Motion and the rate at which these anticipated synergies and costs savings are achieved; and unanticipated manufacturing disruptions, delays in regulatory approvals of new manufacturing facilities or the inability to meet demand for products. Words such as “estimate,” “project,” “plan,” “intend,” “expect,” “anticipate,” “believe” and similar expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contact:

Intuitive Surgical, Inc.

Ben Gong, 408-523-2175

Sarah Norton, 408-523-2161